Exhibit 99.1

CONTACT:

Brainerd Communicators

Corey Kinger (Investors)

kinger@braincomm.com

212.986.6667

Joe LoBello (Media)

lobello@braincomm.com

212.986.6667

AMERICAN COMMUNITY NEWSPAPERS INC. ANNOUNCES CHANGE IN MANAGEMENT TEAM

DALLAS, TX – April 4, 2008 – American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today announced that Daniel J. Wilson has resigned from his position of Chief Financial Officer to pursue other opportunities. He will remain an employee of the Company through April 30, 2008, and will be available thereafter on a consulting basis to ensure a smooth transition period. ACN has commenced an executive search to fill the position on a permanent basis.

“I would like to thank Dan for all the contributions he has made to ACN as its CFO and I respect his decision. He played an instrumental role in the creation and growth of the Company, including the acquisition of the Columbus cluster and ACN becoming a publicly traded entity this past year,” said Gene Carr, Chairman and Chief Executive Officer of ACN. “Dan’s leadership and guidance has helped position ACN as one of the largest publishers of suburban newspapers in the U.S. We wish him great success in all of his future endeavors.”

Wilson commented, “It has been a rewarding and enjoyable experience working with Gene and the team at ACN during the past six years. I look forward to following ACN’s continued progress in the years ahead.”

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 5.1 million and 1.3 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

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